As filed with the Securities and Exchange Commission on March 30, 2001                             Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNGARD DATA SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0267091
(State of Incorporation)	(I.R.S. Employer Identification No.)

     1285 Drummers Lane
Wayne, Pennsylvania 19087
(610) 341-8700
(Address of principal executive offices)

     2000 Equity Incentive Plan
1998 Equity Incentive Plan
2000 Employee Stock Purchase Plan
Certain Stock Awards Made Outside of Any Plan
(Full title of the plans)

     Lawrence A. Gross
Senior Vice President - Legal
and General Counsel
SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19087
(610) 341-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

  Copies to:
Tahir J. Naim
COOLEY GODWARD LLP
 Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock par	5,617,926	$47.7650	$268,340,235.3900	$ 67,085.06
value $.01 per share	11,686,709	$38.7793	$453,202,394.3237	$113,300.60

TOTAL	17,304,635(1)		$721,542,629.7137	$180,385.66

(1)	Consists of (a) 6,500,000 shares that are being registered pursuant to the 2000 Equity Incentive Plan; (b) 6,779,635 shares that are being registered pursuant to the 1998 Equity Incentive Plan; (c) 4,000,000 shares that are being registered pursuant to the 2000 Employee Stock Purchase Plan; and (d) 25,000 shares that are being registered pursuant to director’s fee elections.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on (a) the weighted average exercise price for shares subject to outstanding options granted pursuant to Registrant’s 2000 Equity Incentive Plan or pursuant to Registrant’s 1998 Equity Incentive Plan and (b) for shares not covered under the preceding clause (a) $47.765 (being the average of high and low prices of Registrant’s Common Stock as reported on the New York Stock Exchange on March 23, 2001).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by SunGard Data Systems Inc. (the “Registrant” or “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

     (a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2000 filed March 29, 2001;

     (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (i) above;

     (c)  The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A (File No. 1-12989) filed with the SEC on May 14, 1997 as amended through the date hereof.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4.    DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     Lawrence A. Gross, Esq. prepared the opinion attached to this Registration Statement as Exhibit 5.1 regarding the legality of the shares of the Registrant’s Common Stock issuable in connection with options granted under the 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, 1998 Equity Incentive Plan and certain stock awards granted outside any plan. Mr. Gross is Senior Vice President - Legal and General Counsel of the Registrant, and as of March 15, 2001, beneficially owns 28,122 shares of the Company’s Common Stock, and under outstanding options has rights to acquire 91,006 shares of the Company’s Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s Certificate of Incorporation, as amended, and Bylaws provide for indemnification of the Registrant’s officers and directors to the maximum extent permitted by Delaware Law.

     The Company has also entered into indemnification agreements with its directors and officers providing for indemnification to the fullest extent permitted by Delaware Law and, in certain respects, the indemnification agreements provide greater protection than that specifically provided for by Delaware Law. The indemnification agreements do not provide indemnification for, among other things, conduct which is found to be knowingly fraudulent or deliberately dishonest, or for willful misconduct.

     The Company has obtained directors’ and officers’ liability insurance for the benefit of the Company and its stockholders in the amount of $100 million.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8.   EXHIBITS

Exhibit Number
5.1	Opinion of Registrant’s General Counsel.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Registrant’s General Counsel is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.

ITEM 9.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

                 (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d)That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the date indicated.

SUNGARD DATA SYSTEMS INC.

Date: March 29, 2001	By:	/s/ James L. Mann

James L. Mann, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes ANDREW P. BRONSTEIN, CRISTóBAL CONDE, LAWRENCE A. GROSS, JAMES L. MANN and MICHAEL J. RUANE and each of them, as Attorney-in-fact, to sign on his behalf individually and in each capacity stated below, and to file, any amendments, including post-effective amendments, to this registration statement.

SIGNATURE	CAPACITY	DATE

/s/ James L. Mann	Chief Executive Officer and	March 29, 2001
Chairman of the Board of Directors
JAMES L. MANN	(principal executive officer)

/s/ Cristóbal Conde	President, Chief Operating Officer and	March 29, 2001
Director
CRISTóBAL CONDE

/s/ Michael J. Ruane	Chief Financial Officer and	March 29, 2001
Senior Vice President-Finance
MICHAEL J. RUANE	(principal financial officer)

/s/ Andrew P. Bronstein	Vice President and Controller	March 29, 2001
(principal accounting officer)
ANDREW P. BRONSTEIN

/s/ Till M. Guldimann	Senior Vice President, Strategy and	March 29, 2001
Director
TILL M. GULDIMANN

/s/ Gregory S. Bentley	Director	March 29, 2001

GREGORY S. BENTLEY

/s/ Michael C. Brooks	Director	March 29, 2001

MICHAEL C. BROOKS

/s/ Albert A. Eisenstat	Director	March 29, 2001

ALBERT A. EISENSTAT

/s/ Bernard Goldstein	Director	March 29, 2001

BERNARD GOLDSTEIN

/s/ Michael Roth	Director	March 29, 2001

MICHAEL ROTH

/s/ Malcolm I. Ruddock	Director	March 29, 2001

MALCOLM I. RUDDOCK

/s/ Lawrence J. Schoenberg	Director	March 29, 2001

LAWRENCE J. SCHOENBERG

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Registrant’s General Counsel.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Registrant’s General Counsel is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.